UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT AND NOTICE OF

2007

ANNUAL SHAREHOLDERS MEETING

5555 Glenridge Connector, NE, Suite 300
Atlanta, Georgia 30342

April 20, 2007

To our Shareholders:

It is our pleasure to invite you to attend our 2007 Annual Meeting of Shareholders, which will be held on Thursday, May 24, 2007, at the Hilton Garden Inn Perimeter in Atlanta, Georgia. The 2007 Annual Meeting will start at 9:00 a.m., local time.

The ballot for the 2007 Annual Meeting, to which this proxy statement relates, includes a company proposal for the election of eight directors to serve on our board of directors until the 2008 Annual Meeting and a shareholder proposal. If you will need special assistance at the meeting because of a disability, please contact our Corporate Secretary, Harold M. Cohen, at (404) 459-4650.

Please note that you will need to show that you are a shareholder of AFC Enterprises, Inc. to attend the 2007 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own AFC stock.

Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card.

Thank you for your support.

Sincerely,

Frank J. Belatti
Chairman of the Board
AFC Enterprises, Inc.

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Time:	9:00 a.m. on Thursday, May 24, 2007

Place:	Hilton Garden Inn Atlanta Perimeter in Atlanta, Georgia

Items of Business:	(1) To elect eight directors to our board of directors

(2) To consider and act upon a shareholder proposal; and

(3) To transact other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on April 9, 2007.

Annual Report:	A copy of our 2006 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April 20, 2007.

By Order of the Board of Directors
Harold M. Cohen, Corporate Secretary

About the Meeting
_ _

What am I voting on?

You will be voting on the following:

•	To elect eight directors to our board of directors;

•	To consider and act upon a shareholder proposal; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

No cumulative rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on April 9, 2007, the record date. Each share of common stock is entitled to one vote. As of April 9, 2007, we had 29,650,241 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

Whether or not you plan to attend the annual meeting, you can arrange for your shares to be voted at the meeting by completing, signing and returning the enclosed proxy card.

If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the enclosed materials for additional details.

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner),

•	by telephone through the number shown on your proxy card,

•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.

Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card.

Can I change my vote after I return my proxy card?

You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) providing written notice to Harold M. Cohen, Corporate Secretary, revoking your proxy or (3) voting in person at the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 5-6 of this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all of these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, LLC, which may be reached at

About the Meeting

312-588-4990, or by mail at Computershare Investor Services, LLC, 730 Peachtree Street, Suite 840, Atlanta, Georgia 30308.

How can I attend the meeting?

The annual meeting is open to all holders of AFC common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of AFC will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 9, 2007 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting.

How many votes are needed to elect directors?

Each nominee must receive the “For” vote of a majority of the shares represented at the meeting in order to be elected. A proxy card marked “Withhold Authority” for a nominee will have the same effect as a vote against that nominee.

How many votes are needed to approve the shareholder proposal?

The shareholder proposal must receive the “For” vote of a majority of the shares represented at the meeting in order to be approved. A properly executed proxy card marked “Abstain” with respect to this proposal will not be counted as a vote cast. Broker non-votes will not be voted with respect to the shareholder proposal.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors is a routine matter.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

A brokerage firm cannot vote customers’ shares on non-routine matters. Therefore, if your shares are held through a brokerage account and you do not vote your proxy, your shares will not be voted on any nonroutine matter These broker “non-votes” are counted for purposes of establishing a quorum; however, they are neither counted as votes cast for or against a matter presented for shareholder consideration and, as a result, have no effect on the outcome of the vote.

About the Meeting

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Board of Directors Information
_ _

What is the makeup of the board of directors and how often are members elected?

Our board of directors currently has nine members, eight of whom are up for election. Each director stands for election each year. Our board of directors has determined that the following directors are independent within the meaning of applicable Nasdaq Global Market rules: Victor Arias, Jr., Cheryl A. Bachelder, Carolyn Hogan Byrd, John M. Cranor, III, John F. Hoffner, R. William Ide, III, Kelvin J. Pennington, and John M. Roth.

Are any directors not standing for re-election?

Mr. Roth has indicated that he does not intend to stand for re-election at the annual meeting. The Board thanks Mr. Roth for his valuable contributions to the Company and his service as a director since 1996.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee will be voted for a substitute director nominated by the board of directors.

How often did the board meet in fiscal 2006?

In fiscal 2006, the board of directors met five times and acted by written consent three times. Each director attended at least 80% of the meetings of the board and of the committees of which he or she was a member in fiscal 2006.

Does AFC have a policy with regard to board members’ attendance at annual meetings?

Our directors are encouraged, but not required, to attend the annual shareholders meeting. One of our eight directors then serving on our board attended the 2006 annual shareholders meeting.

Election of Directors and Director Biographies
(Item 1 on the proxy card)

Who are this year’s nominees?

  The directors standing for election this year to hold office until the 2008 annual meeting of shareholders and until their successors are elected are:

  Frank J. Belatti, age 59, has served as our Chairman of the Board since we commenced operations in November 1992, following the reorganization of our predecessor. From November 1992 until August 2005, Mr. Belatti also served as our Chief Executive Officer. Mr. Belatti served as our interim Chief Financial Officer from April 28, 2003 until January 2004. From 1990 to 1992, Mr. Belatti was employed as President and Chief Operating Officer of HFS, the franchisor of hotels for Ramada and Howard Johnson. From 1989 to 1990, Mr. Belatti was President and Chief Operating Officer of Arby’s, Inc., and from 1985 to 1989 he served as the Executive Vice President of Marketing at Arby’s. From 1986 to 1990, Mr. Belatti also served as President of Arby’s Franchise Association Service Corporation, which created and developed the marketing programs and new products for the Arby’s system. Mr. Belatti received the 1999 Entrepreneur of the Year Award from the International Franchise Association. Mr. Belatti serves as a member of the Board of Directors of Radio Shack Corporation and the Georgia Campaign for Adolescent Pregnancy Prevention. He also serves on the Board of Councilors at The Carter Center.

  Victor Arias, Jr., age 50, has served as a director since May 2001. Since November 2004, Mr. Arias has been a partner with Heidrick & Struggles, an executive search firm. From April 2002 until November 2004, Mr. Arias was an executive search consultant with Spencer Stuart. From 1996 until April 2002, Mr. Arias was Executive Vice President and Regional Marketing Director of DHR International, an executive search firm. From 1993 to 1996, Mr. Arias was Executive Vice President and National Marketing Director of Faison-Stone, a real estate development company. From 1984 to 1993, Mr. Arias was Vice President of La Salle Partners, a corporate real estate services company. He is an emeritus trustee of Stanford University.

  Cheryl A. Bachelder, age 50, has served as a Director since November 2006. Ms. Bachelder currently serves as a member of the True Value Company Board of Directors. She also sits on the Board of Overseers for the Tobias Center for Leadership Excellence at Indiana University. Ms. Bachelder served as the President and Chief Concept Officer of KFC Corporation from 2001 to 2003. From 1995 to 2000, Ms. Bachelder was Vice President, Marketing and Product Development for Domino’s Pizza, Inc.

  Carolyn Hogan Byrd, age 58, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia, in May 2000 and currently serves as chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. Ms. Byrd currently serves on the Boards of Directors of Rare Hospitality, Inc. and Circuit City Stores, Inc.

  John M. Cranor, III, age 60, has served as a director since November 2006. Since 2003, Mr. Cranor has served as the President and Chief Executive Officer of the New College Foundation, affiliated with the New College of Florida in Sarasota. From 1996 to 1999, Mr. Cranor served as Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. From 1989 to 1994, Mr. Cranor was President and Chief Executive Officer of KFC Corporation.

  John F. Hoffner, age 59, has served as a director since August 2006. Mr. Hoffner retired as Executive Vice President and Chief Financial Officer of Jack in the Box Inc. in 2005, having served in that capacity since 2001. Prior to joining Jack in the Box, Mr. Hoffner served as Executive Vice President and Chief Financial Officer for Cost Plus, Inc. from 1998-2001. Mr. Hoffner held senior financial and leadership

Election of Directors and Director Biographies
(Item 1 on the proxy card)

positions with Sweet Factory, Inc., Wherehouse Entertainment, Inc., Dayton Hudson, and Federated Department Stores. Mr. Hoffner serves on the Board of Directors of the Bunting School of Business at Georgia College and State University, and previously served on the Board of Directors of the Krannert Management School at Purdue University, and the Boards of Directors of Junior Achievement of Los Angeles and San Diego.

  R. William Ide, III, age 66, has served as a director since August 2001. Mr. Ide is a partner with the law firm of McKenna Long & Aldridge, LLP, an international law firm. Mr. Ide serves on the Board of Directors of The Albemarle Company, a publicly traded company on the New York Stock Exchange. Mr. Ide also serves as a trustee of Clark Atlanta University, and as a director of the East-West Institute. From July 2001 to July 2002, Mr. Ide provided legal services and business consulting through the offices of R. William Ide. From 1996 to June 2001, Mr. Ide served as Senior Vice President, Secretary and General Counsel of Monsanto Corporation. From 1993 to 1996, Mr. Ide was a partner with Long, Aldridge & Norman, an Atlanta, Georgia law firm. Mr. Ide served as Counselor to the United States Olympic Committee from 1997 to 2001, was president of the American Bar Association from 1993 to 1994 and served on the Board of Directors of the American Arbitration Association.

  Kelvin J. Pennington, age 48, has served as a director since May 1996. Since 1990, Mr. Pennington has served as President of Pennington Partners & Co., an investment management and financial consulting firm. From 1982 to 1990, Mr. Pennington served in a variety of management positions for Prudential Capital Corporation, including Vice President of Corporate Finance.

OUR BOARD OF DIRECTORS
RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF
THESE DIRECTORS

Board of Directors Committees
_ _

What are the committees of the board?

Our board of directors has the following committees:

		Number of
		Meetings/
		Consent
Name of Committee	Primary Functions of the	Actions in
and Members	Committee	Fiscal 2006

Executive:
John M. Roth, Chair Frank J. Belatti	• Exercises the authority of the full board between board meetings	5
R. William Ide, III

Audit(1):
Carolyn Hogan Byrd, Chair	• Selects independent auditors	10
R. William Ide, III Kelvin J. Pennington	• Receives, accepts and reviews the report of independent auditors
John F. Hoffner	• Oversees internal systems of accounting controls and procedures

People Services (Compensation)(2):
Victor Arias, Jr., Chair Kelvin J. Pennington	• Reviews and recommends compensation of directors and executive officers	6
John M. Roth Cheryl A. Bachelder John M. Cranor, III Carolyn Hogan Byrd	• Makes grants of stock awards to officers and employees pursuant to stock plans • Administers stock and bonus plans

Corporate Governance and Nominating(2):
R. William Ide, III, Chair John M. Roth John F. Hoffner	• Reviews and monitors corporate governance principles and recommends best practices	6
Cheryl A. Bachelder John M. Cranor, III Victor Arias, Jr.	• Considers, reviews, evaluates and recommends director-nominees to the board
	• Establishes minimum qualifications for director-nominees
	• Reviews director-nominees submitted by shareholders
	• Develops and facilitates continuing education program for directors
	• Makes recommendations for strategic plans, including potential mergers and acquisitions and financing alternatives

(1)	AFC has a separately designated Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended. Our board of directors has determined that all of the audit committee members are independent within the meaning of the applicable SEC and Nasdaq Global Market rules. Our board of directors has determined that Mr. Hoffner is an audit committee financial expert within the meaning of applicable SEC rules.

(2)	Our board of directors has determined that all members of the People Services (Compensation) Committee and the Corporate Governance and Nominating Committee are independent within the meaning of applicable Nasdaq Global Market rules.

Audit Committee Report
and Audit Fees
_ _

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the committee are Carolyn Hogan Byrd, who is the Chair, R. William Ide, III, Kelvin J. Pennington and John F. Hoffner.

Our board of directors has determined that Mr. Hoffner is an audit committee financial expert within the meaning of applicable SEC rules.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our board that sets forth the responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on our website at www.afce.com.

What is the relationship between the Audit Committee, AFC’s management and the independent registered public accounting firm?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. AFC’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, in addition to auditing our internal control over financial reporting and to attest to management’s report on internal control over financial reporting. The Audit Committee’s responsibility is to assist the board of directors in its oversight of these processes. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2006?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with AFC’s management and internal auditors; and

•	been provided with management’s representation to the Audit Committee that the AFC financial statements have been prepared in accordance with generally accepted accounting principles; and

•	discussed with Grant Thornton LLP, independent registered public accounting firm for AFC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Has the Audit Committee considered the independence of AFC’s registered public accounting firm?

The Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the committee has discussed with Grant Thornton LLP that firm’s independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2006?

Based upon and in reliance on the representations of and discussions with management, internal auditors and the independent registered public accounting firm, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for AFC be included in AFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Audit Committee Report
and Audit Fees

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed and discussed the fees paid to Grant Thornton LLP during fiscal 2005 and fiscal 2006 for audit and non-audit services, which are set forth in this proxy statement under “Fees Paid to Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent registered public accounting firm?

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:
       Carolyn Hogan Byrd, Chair
       R. William Ide, III
       Kelvin J. Pennington
       John F. Hoffner

AUDIT COMMITTEE INDEPENDENCE

Our board of directors has determined that each member of the Audit Committee is independent within the meaning of the applicable SEC and Nasdaq Global Market rules.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

For 2006, Grant Thornton billed us aggregate fees and expenses of $672,791 for the integrated annual audit of our 2006 financial statements. For 2005, Grant Thornton billed us aggregate fees and expenses of $752,639 for the integrated annual audit of our 2005 financial statements.

Audit-Related Fees

Grant Thornton billed us aggregate fees and expenses of $51,670 and $14,080 for assistance with SEC filings in 2006 and 2005, respectively.

Tax Fees

None.

All Other Fees

Grant Thornton billed us $19,747 and $0 for non audit related services in 2006 and 2005, respectively.

Pursuant to its charter, our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules.

A representative of Grant Thornton LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Corporate Governance and
Nominating Committee
_ _

R. William Ide, III is the chairman and John M. Roth, John F. Hoffner, Cheryl A. Bachelder, John M. Cranor, III, and Victor Arias, Jr. are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter on our website at www.afce.com. Our board of directors has determined that all members of the Corporate Governance and Nominating Committee are independent according to the applicable Nasdaq Global Market rules.

The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our board of directors and to recommend to the board of directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the board of directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the board of directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the board of directors.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our board of directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our board of directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our board of directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our board of directors should reflect ethnic and gender diversity. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our board of directors may do so by submitting a written recommendation to AFC Enterprises, Inc., Attention: Corporate Secretary, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any) for the Committee to consider. The Corporate Governance and Nominating Committee will evaluate all nominees in the same manner, whether or not the nominee was recommended by a shareholder.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our board of directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by the Committee, other directors, our executive officers and shareholders, and in some cases, the Committee has engaged a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the board of directors and its committees.

Corporate Governance and
Nominating Committee

The Corporate Governance and Nominating Committee then selects nominees to recommend to our board of directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

The Corporate Governance and Nominating Committee’s responsibilities also include:

•	Acting upon requests by our officers to serve on outside boards of directors;

•	Considering suggestions by our Chairman of the board of directors for directors to serve on board committees, including the chair of each committee, and recommending to the board of directors the members and chair of all standing committees;

•	Recommending the duties that will be in the charter of any new standing committee of our board of directors;

•	Annually developing and overseeing an evaluation of our full board of directors and individual members of our board of directors by collecting comments and evaluations from each director and any other constituents the Committee deems relevant to such assessment;

•	Reviewing and monitoring the business risks to our strategies;

•	Assisting our board of directors with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials;

•	Establishing and maintaining a director orientation program for new directors;

•	Developing, or making available, a continuing education program conducted for all directors;

•	Assisting our board of directors with its responsibilities for oversight of our Honor Code;

•	Reviewing our evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our board of directors;

•	Assisting our board of directors with oversight of our policies;

•	Periodically reviewing our report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of board membership when one of our directors changes the position he or she held when elected or appointed to the board; and

•	Making recommendations to our board of directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives.

Stock Ownership
_ _

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 12, 2007 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after February 12, 2007 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o AFC Enterprises, Inc., 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

The percentages of common stock beneficially owned are based on 29,604,408 shares of common stock outstanding as of February 12, 2007.

	Shares
	Beneficially	Percentage
Name	Owned	of Class

Directors and Executive Officers:
Kenneth L. Keymer(1)	218,030	*
H. Melville Hope, III(2)	62,380	*
James W. Lyons	15,205	*
Robert Calderin	12,123	*
Harold M. Cohen(3)	62,444	*
Victor Arias, Jr.(4)	41,561	*
Cheryl A. Bachelder(5)	1,220	*
Frank J. Belatti(6)	89,089	*
Carolyn Hogan Byrd(7)	41,561	*
John M. Cranor, III(8)	1,220	*
John F. Hoffner(9)	2,232	*
R. William Ide, III(10)	43,561	*
Kelvin J. Pennington(11)	22,315	*
John M. Roth(12)	3,069	*

All directors and executive officers as a group (14 persons)(13)	616,010	2.0%
Five Percent Shareholders:
Baron Capital Group, Inc.(14)	2,250,000	7.6%
Cardinal Capital Management, LLC(15)	1,955,030	6.6%
Chilton Investment Company, LLC(16)	3,977,286	13.4%
Delta Partners LLC(17)	3,899,600	13.2%
Morgan Stanley(18)	5,473,762	18.5%
Morgan Stanley Investment Management, Inc.(19)	3,867,520	13.1%

Stock Ownership

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 156,837 shares of common stock issuable with respect to options exercisable within 60 days of February 12, 2007.

(2)	Includes 48,153 shares of common stock issuable with respect to options exercisable within 60 days of February 12, 2007.

(3)	Includes 51,481 shares of common stock issuable with respect to options exercisable within 60 days of February 12, 2007.

(4)	Includes 38,492 shares of common stock issuable with respect to options exercisable within 60 days of February 12, 2007. Also includes 558 shares restricted stock that will vest within 60 days of February 12, 2007. Mr. Arias’ business address is Heidrick & Struggles, 5950 Sherry Lane, Suite 400, Dallas, Texas 75225.

(5)	Includes 488 shares of restricted stock that will vest within 60 days of February 12, 2007. Ms. Bachelder’s business address is 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

(6)	Includes 86,020 shares of common stock held by four irrevocable trusts established by Mr. Belatti. Also includes 558 shares of restricted stock that will vest within 60 days of February 12, 2007. Mr. Belatti’s business address is Equicorp Partners LLC, 3475 Piedmont Road, Suite 1660, Atlanta, Georgia 30305.

(7)	Includes 38,492 shares of common stock issuable with respect to options exercisable within 60 days of February 12, 2007. Also includes 558 shares of restricted stock that will vest within 60 days of February 12, 2007. Ms. Byrd’s business address is GlobalTech Financial, LLC, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(8)	Includes 488 shares of restricted stock that will vest within 60 days of February 12, 2007. Mr. Cranor’s business address is 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

(9)	Includes 558 shares of restricted stock that will vest within 60 days of February 12, 2007. Mr. Hoffner’s business address is 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

(10)	Includes 38,492 shares of common stock issuable with respect to options exerciable within 60 days of February 12, 2007. Includes 558 shares of restricted stock that will vest within 60 days of February 12, 2007. Mr. Ide’s business address is McKenna Long & Aldridge, LLP, 303 Peachtree Street NE, Suite 5300, Atlanta, Georgia 30308.

(11)	Includes 19,246 shares of common stock issuable with respect to options exercisable within 60 days of February 12, 2007. Includes 558 shares of restricted stock that will vest within 60 days of February 12, 2007. Mr. Pennington’s business address is PENMAN Partners, 30 North LaSalle Street, Suite 1402, Chicago, Illinois 60602.

(12)	Includes 558 shares of restricted stock that will vest within 60 days of February 12, 2007. Mr. Roth’s business address is 299 Park Avenue, 20th Floor, New York, New York 10171.

(13)	Shares owned by directors and executive officers as a group include 391,193 shares of common stock issuable with respect to options exercisable within 60 days of February 12, 2007; 4,882 shares of restricted stock that will vest within 60 days of February 12, 2007 and 86,020 shares of common stock held by four irrevocable trusts established by Mr. Belatti.

(14)	Represents shares of common stock beneficially owned by Baron Capital Group, Inc. (“Baron”), BAMCO, Inc.(“BAMCO”), Baron Small Cap Fund (“BSC”) and Ronald Baron. Baron has shared dispositive and voting power with respect to 2,250,000 shares. BAMCO has shared dispositive and voting power with respect to 2,250,000 shares. BSC has shared dispositive and voting power with respect to 2,250,000 shares. Mr. Baron has shared dispositive and voting power with respect to 2,250,000 shares. This information is included in reliance upon a Schedule 13G filed by Baron, BAMCO, BSC and Mr. Baron with the SEC on February 14, 2007. The address of Baron, BAMCO, BSC and Mr. Baron is 767 Fifth Avenue, New York, NY 10153.

(15)	Represents shares of common stock beneficially owned by Cardinal Capital Management, LLC (“Cardinal”). Cardinal has sole voting power with respect to 1,297,150 shares, and sole dispositive power with respect to 1,955,030 shares. This information is included in reliance upon a Schedule 13G filed by Cardinal with the SEC on February 08, 2007. The address of Cardinal is One Fawcett Place, Greenwich, CT 06830.

(16)	Represents shares of common stock beneficially owned by Chilton Investment Company, LLC (“CIC”). CIC has sole dispositive and voting power with respect to 3,977,286 shares. This information is included in reliance upon a Schedule 13G filed by CIC with the SEC on February 14, 2007.

(17)	Represents shares of common stock beneficially owned by Delta Partners LLC (“Delta”) and Charles Jobson of which Delta and Mr. Jobson have shared dispositive and voting power. Shares reported for Delta and Mr. Jobson include shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, Prism Partners QP, LP, as well as one separately managed account. This information is included in reliance upon a Schedule 13G filed by Delta and Mr. Jobson with the SEC on February 12, 2007. The address of Delta and Mr. Jobson is One International Place, Suite 2401, Boston MA, 02110.

(18)	Represents shares of common stock beneficially owned by Morgan Stanley (“MS”). MS is the parent company of, and indirect beneficial owner of securities held by its business units. MS has sole voting power with respect to 5,167,686 shares, sole dispositive power with respect to 5,473,762 shares and shared voting power with respect to 2,576 shares. This information is included in reliance upon a joint Schedule 13G filed by MS and Morgan Stanley Investment Management Inc. (“MSIM”) with the SEC on February 14, 2007. The address of MS is 1585 Broadway, New York, New York 10036.

(19)	Represents shares of common stock beneficially owned by MSIM. MSIM is a registered investment advisor and has sole voting power with respect to 3,673,440 shares and sole dispositive power with respect to 3,867,520 shares. This information is included in reliance upon a joint Schedule 13G filed by MS, MSIA and MSIM with the SEC on February 14, 2007. The address of each of MSIM is 1221 Avenue of the Americas, New York, New York 10020.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy.  We compensate our five executive officers who are identified in the Summary Compensation Table (whom we refer to as our “named executive officers”) and our other senior management through a combination of base salary, bonus, annual cash incentive, long-term equity incentives and benefits and perquisites designed to:

(1) attract and retain qualified management,

(2) be competitive with comparable employers, and

(3) align management’s incentives with the long-term interests of our stockholders.

For our named executive officers and other senior executives, we design our short and long-term incentive awards under a “pay-for-performance” philosophy that ties the amounts earned to our Company-wide performance — primarily earnings growth and stock appreciation.

People Services (Compensation) Committee Process and Role of Executive Officers.  The People Services (Compensation) Committee of the Board of Directors, which we refer to throughout this discussion as the “Compensation Committee,” approves all compensation for executive officers, including our named executive officers. The Compensation Committee is solely responsible for the review of the performance and compensation of our chief executive officer or CEO. The initial compensation for Ken Keymer, our CEO from September 2005 — March 2007, was set by negotiations between our Compensation Committee and Mr. Keymer. We announced on March 2, 2007 that Mr. Keymer resigned as of March 30, 2007. Our Board has engaged an executive search firm to identify CEO candidates. The Compensation Committee will work with our Board to establish compensation for the new CEO.

For compensation of the remaining executive officers, the CEO and chief human resources officer make recommendations to the Compensation Committee with respect to the performance of the executives and the appropriate compensation amounts for each executive. In making these recommendations, the CEO and chief human resources officer consider peer group data as described below as well as budgetary constraints. The Compensation Committee considers these recommendations and generally, with minor adjustments, approves the compensation.

Targeted Compensation Levels and Peer Group Data.  To assist in establishing appropriate compensation levels, our Compensation Committee considers peer group data. The data is compiled by management at the direction of the Compensation Committee and is based on information provided by the Chain Restaurant Compensation Association, or “CRCA.” The CRCA works in partnership with Hay Group Services to provide industry specific compensation information for the association’s members for a subscription fee. In 2006, 92 organizations were included in the 2006 CRCA survey, including 43 organizations in the Quick Service Restaurant (“QSR”) industry. Our chief human resources officer and other members of management reviewed this information to prepare the data presented to the Compensation Committee. These presentations focused on 43 organizations in the QSR industry which include Bojangles’ Restaurants, Burger King, Checkers Drive-in Restaurants, Domino’s Pizza, McDonald’s, Wendy’s and KFC. Our Compensation Committee evaluated this data and other materials provided to them as part of their process in making decisions regarding compensation.

In 2004, the Compensation Committee engaged Hewitt and Associates as its compensation consultant. Our Compensation Committee determined not to engage a consultant in 2005 or 2006 based on the reduced size of the Company following the sale of our Cinnabon, Seattle’s Best Coffee and Church’s Chicken divisions; the availability of comprehensive and reliable information from CRCA and the expertise of members of our Compensation Committee in the area of executive compensation.

Compensation Discussion and Analysis

Allocation among Components.  Under our compensation structure, the mix of base salary, annual incentive bonus and long-term equity incentive awards varies depending upon seniority with a greater emphasis on incentive compensation for the most senior executives. We believe that the compensation of our named executive officers and other senior officers — the levels of management having the greatest ability to influence our performance — should have a significant performance-based component, which historically has been achieved through bonuses tied to EBITDA and other corporate performance metrics described in further detail below. For officers other than the named executive officers, we take into consideration budgeting constraints, our performance and the performance of the individual compared to an internal peer group.

Base Salaries.  We aim to provide our senior management with base salaries that are comparable to base salaries of officers with comparable qualifications, experience and responsibilities at peer group companies. Generally, our Compensation Committee’s strategy has been to target base salaries for executives other than our CEO in the 70th percentile of our peer group. This percentile is discussed by the Compensation Committee on an annual basis. In the past two fiscal years, our Compensation Committee has determined that the target percentile was consistent with its overall compensation objectives. The base salary for our CEO in 2006 was set pursuant to his employment agreement.

The Compensation Committee uses the peer group data described above in reviewing base salaries each year for the other named executive officers and members of senior management. There were no significant base salary increases in 2006.

Annual Incentive Bonuses.  Our practice is to award cash bonuses based upon satisfaction of company financial and / or business plan metrics. At the end of each fiscal year, our Compensation Committee adopts an annual bonus plan for the coming fiscal year, which we refer to as the “Bonus Plan.” The Compensation Committee sets all Bonus Plan metrics, goals and weights and determines the amount of target bonuses for our named executive officers and other participants. Members of our management, including the CEO, our chief financial officer, the “CFO”; our Senior Vice President, General Counsel and our Chief People Services Officer assist the Compensation Committee with the implementation and administration of the Bonus Plan. The formula set by the Compensation Committee for determining bonuses under the 2006 Bonus Plan was:

Funding % × Annual Bonus Opportunity x Individual Plan Goals Achieved = Annual Bonus Payment

Each of these components is described below.

Funding.  The Bonus Plan is funded based on a metric of the company’s earnings before interest, taxes, deprecation and amortization, or EBITDA. The Compensation Committee selected this metric because it believes EBITDA growth influences the growth of our share value, and is therefore directly correlated with the interests of our stockholders. The Company must achieve a minimum of 90% of the target EBITDA for any bonuses to be paid. Once the 90% threshhold has been met, the Bonus Plan funding increases pursuant to an established scale. The following chart shows the performance / funding scale for the 2006 Bonus Plan:

Company EBITDA
Target	Funding %	Increase

less than 90%	0%	—
90 - 100%	50 - 100%	Opportunity increases 5% for every 1% of performance up to 100%
101 - 110%	103 - 130%	Opportunity increases 3% for every 1% of performance beginning at 101%

Compensation Discussion and Analysis

Annual Bonus Opportunity.  The Compensation Committee sets a specific dollar threshold as the annual bonus opportunity for each participant, which is based on a percentage of the executive’s base salary. The annual bonus opportunity for each of our named executive officers in 2006 was as follows:

Name	Annual Bonus Opportunity	Equivalent $ Value

Kenneth L. Keymer	100% of Base Salary	500,000
H. Melville Hope, III	55% of Base Salary	140,250
Harold M. Cohen	50% of Base Salary	110,000
Robert Calderin	45% of Base Salary	126,415
James W. Lyons	40% of Base Salary	97,472

Individual Bonus Plan Goals.  The Compensation Committee sets bonus plan goals which tie to key company performance metrics. The 2006 Bonus Plan included the following bonus plan goals weighted as follows for each of our named executive officers:

	Company	Domestic Franchise	Domestic
Name	EBITDA	Openings	Comparable Sales

Kenneth L. Keymer	60%	20%	20%
H. Melville Hope, III	60%	20%	20%
Harold M. Cohen	60%	20%	20%
Robert Calderin	60%	—	40%
James W. Lyons	60%	40%	—

In 2006, there was funding of the Bonus Plan since we achieved approximately 97% of the Company’s target EBITDA. We also achieved the targeted goal of domestic franchise openings. We did not meet the Company’s targeted domestic comparable sales goal. Accordingly, each of the named executive officers was paid a prorated share of their annual bonus opportunity as more particularly set forth in the Summary Compensation Table.

Long-Term Equity Incentive Awards.  Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. We selected this form of equity compensation because of the favorable accounting and tax treatments and the near universal award of stock options to executives in our industry. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of granting shares of restricted stock to employees, particularly to members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution to our stockholders. This form of equity compensation is also prevalent in our peer companies.

Our Compensation Committee’s practice is to determine the appropriate dollar amount of equity compensation and to then grant a number of shares of restricted stock that have a grant date fair market value equal to that amount. In making its decision, our Compensation Committee considers equity awards made on a historical basis and management’s recommendations with respect to our current needs (e.g., whether we need to increase equity compensation to retain employees or to encourage particular performance). The Compensation Committee also considers a targeted total compensation amount. After setting base salary and target bonus, the Compensation Committee determines the appropriate value of equity compensation as a method of achieving this total compensation amount.

Restricted stock awards in 2005 had a three-year vesting schedule. Restricted stock awards in 2006 had a one-year vesting schedule. The recipient must remain employed by us through the vesting date for the restricted stock to vest. For 2007, our Compensation Committee also determined to award restricted stock, with 50% of the vesting based on time (one year) and 50% of the vesting based on company performance.

Compensation Discussion and Analysis

While our current compensation philosophy involves granting equity incentive awards in the form of restricted stock grants, our 2006 Incentive Stock Plan, which was approved by our shareholders, also permits us to grant stock options and stock appreciation rights and to make stock grants and stock unit grants.

Equity Compensation Grant Practices.  Prior to 2006, our Compensation Committee made grants of stock options and restricted stock to executives. Stock options were awarded at the price of our stock on the grant date. The Compensation Committee has never granted options with an exercise price that was less than the price of our common stock on the grant date nor did it grant options priced on a date other than the grant date. Beginning in 2006, our Compensation Committee discontinued using stock options for equity compensation and has issued restricted stock awards exclusively since that time. With the exception of grants made upon significant promotions and to new hires, we generally make these awards in the first quarter of our fiscal year. Restricted stock grants were made on March 30, 2006 and on January 29, 2007. The awards are made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards.

Retirement Plans.  Until December 31, 2001, we maintained a traditional defined benefit pension plan. Since that time, no new participants were added to the plan and the benefits under that plan for existing participants were frozen. No material obligations remain under this plan. We maintain a 401(k) plan pursuant to which we may match a percentage of an employee’s contribution. When we calculate targeted overall compensation for our senior management, we factor in the benefits expected to be received under the 401(k) plan. There are currently no operating pension plans and no deferred compensation arrangements.

Perquisites and Other Benefits.  As of the end of fiscal year 2006, we provided our executives with a “flex perk” amount each year ranging between $10,000 and $15,000, depending on each individual’s position. In addition, we pay membership dues for some of our executives to use a dining club in our corporate office complex for business guests. Our CEO, CFO and general counsel were eligible to be reimbursed for an annual comprehensive medical examination otherwise not paid for by medical insurance. Our CEO, CFO and general counsel received the benefit of a Company paid life insurance policy having death benefits of five times the executive’s base salary.

Members of senior management also participate in our other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance. Relocation benefits also are reimbursed, but are individually negotiated when they occur.

Accounting Considerations.  Our Compensation Committee and management take into consideration the accounting effect of the forms of compensation that the Compensation Committee determines to award. Beginning January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS 123(R). As discussed above under “Equity Compensation,” we moved to grants of restricted stock rather than grants of stock options in part based on our review of the accounting effect of SFAS 123(R).

Tax Considerations.  The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. The Compensation Committee, as much as possible, uses and intends to use performance-based compensation to minimize the effect of these tax deduction limits. However, we believe that we must attract, retain and reward the executive talent necessary to maximize shareholder value and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

Compensation Discussion and Analysis

Employment Agreements.  We have employment agreements with the following senior executives:

Executive	Title	Current Base Salary

Frederick B. Beilstein, III	Interim CEO	$29,423 per bi-weekly pay period
H. Melville Hope, III	Chief Financial Officer	$260,000
Harold M. Cohen	Senior Vice President — Legal Affairs, General Counsel and Secretary	$230,000
Robert Calderin	Chief Marketing Officer	$285,137
James W. Lyons	Chief Operating Officer	$300,000

These employment agreements currently provide for annual base salaries as described above, subject to annual adjustment by the Board of Directors, an annual incentive bonus, fringe benefits, participation in Company-sponsored benefit plans and such other compensation as may be approved by the Board of Directors. Generally, our employment agreements have a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or the executive not to renew. The current term of the employment agreement with Mr. Beilstein, our Interim CEO, is for an initial term of ninety days concluding on June 22, 2007. The term of the agreement may be extended for an additional 30 day period upon written notice to Mr. Beilstein by the Company. Thereafter, the agreement may be extended by mutual agreement of the Company and Mr. Beilstein. Severance benefits, change in control provisions and other perquisites available under these employment agreements are described elsewhere in this Compensation Disclosure and Analysis.

In addition, we have an employment agreement with Frank J. Belatti as Chairman of the Board. The agreement has a term expiring on the date of our 2007 Annual Meeting of Shareholders. The agreement, as amended to date, provides for (1) a base salary of $150,000, (2) health and welfare benefits under the Company’s regular and ongoing plans, and (3) equity grants equal to that paid to non-employee directors. The agreement provides that in the event of a termination without cause or if Mr. Belatti is not re-elected to the Board at the Annual Meeting during the term of the agreement, that the Company will pay to Mr. Belatti his full annual base salary for the year of termination ($150,000) less any amount of such base salary that has been previously paid to him and that the vesting of his unvested stock options will accelerate.

Change in Control.  We believe that it is important to protect our named executive officers in the event of a change in control and a subsequent termination of their employment without cause or a material diminution of or change in responsibilities, duties or title, or a material reduction or change in pay and benefits. Further, it is our belief that the interests of our executives should be aligned with those of our shareholders. We believe that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to accept or maintain employment with us, or to pursue potential change in control transactions that may be in the best interests of shareholders. Our employment agreements provide for a “double trigger” for change in control — meaning that change in control benefits will only be paid (1) if there is a change in control (as defined in the employment agreement) and (2) within one year of the change in control, the employee’s employment is terminated without cause, or there is a material diminution of or change in the employee’s responsibilities, duties or title, or there is a material reduction or change in pay and benefits that is not part of a reduction in pay and benefits that applies to all of our executive officers. In the event that both triggers are satisfied, the employee may terminate his employment and receive the same severance he would have received upon a termination without cause. The cash component of change in control benefits are paid lump-sum and are the same as the severance benefits described above with respect to a termination without “cause.”

SUMMARY COMPENSATION TABLE

The following table includes information concerning 2006 compensation for our CEO, CFO and three other executive officers with the highest total compensation calculated in accordance with SEC rules and regulations (the “named executive officers”).

					Non-Equity
			Stock	Option	Incentive Plan
			Awards	Awards	Compensation	All Other
Name and Principal Function	Year	Salary ($)	($)(1)	($)(1)	($)(2)	Compensation ($)(3)	Total($)

Kenneth L. Keymer,	2006	500,000	484,093	454,629	340,000	34,226	1,812,948
Chief Exec. Officer
H. Melville Hope, III	2006	255,000	149,860	80,608	95,370	33,077	613,915
Chief Financial Officer
Harold M. Cohen	2006	220,000	119,138	87,805	74,800	33,268	535,011
General Counsel
Robert Calderin,	2006	280,923	109,446	—	64,472	22,081	476,922
Chief Marketing Officer
James W. Lyons,	2006	238,680	109,446	—	81,151	108,287	537,564
Chief Development Officer

(1)	Amounts in these columns are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The grant date fair value of the awards can be found in the Grants of Plan-Based Awards Table below. An overview of the features of our restricted stock and stock option awards can be found in the “Compensation Discussion and Analysis” section above.

(2)	The amounts in this column reflect the cash awards to the named individuals under the Company’s 2006 Bonus Plan which is discussed in further detail under the heading “Annual Incentive Bonuses.”

(3)	The amounts shown in this column reflect the following components:

• With respect to Messrs. Keymer, Cohen, Calderin and Lyons, the amount of $948 each for dues to use a dining club in the Company’s office building complex to entertain business guests.

• With respect to Mr. Keymer, the amount of $1,428 for membership dues for a health club.

• With respect to Mr. Cohen, the amount of $125 for the cost of an annual physical examination.

• With respect to Messrs. Keymer, Hope and Cohen, the amounts of $4,334, $1,275 and $930, respectively, for a Company paid life insurance policy having death benefits of five time the executive’s base salary.

• With respect to Messrs. Hope, Cohen and Lyons, the amounts of $4,400 each for the Company’s matching contributions to each individual’s account in the Company’s 401(K) plan.

• With respect to Messrs. Keymer, Hope, Calderin, Lyons and Cohen, the amounts of $12,129, $12,267, $10,998, $10,983 and $11,775 respectively, for the amounts of the Company’s contributory share of the costs of each individual’s participation in the Company’s general benefit plans, including medical, dental, life and disability insurance plans.

• With respect to Messrs. Keymer, Hope, Calderin, Lyons and Cohen, the amounts of $387, $135, $135, $207 and $90 respectively, for the PS-58 costs to the Company for each individual’s participation in the Company’s group term life insurance policy.

• With respect to Messrs. Keymer, Hope and Cohen, the amounts of $15,000 each, and with respect to Messrs. Calderin and Lyons, the amounts of $10,000 each, for a “flexible perk” amount intended to be used at the Executive’s discretion for automobile expenses, social clubs and similar uses.

• With respect to Mr. Lyons, the amount of $81,749 for relocation expense reimbursement.

GRANTS OF PLAN-BASED AWARDS IN 2006

The following table sets forth certain information regarding potential payouts under the 2006 Bonus Plan and certain information regarding restricted stock shares granted during the fiscal year ended December 31, 2006 for each of our named executive officers.

					All Other Stock
					Awards:	Grant
		Estimated Possible Payouts Under			Number of	Date Fair
		Non-Equity Incentive Plan Awards(1)			Shares of Stock	Value of Stock
		Threshold	Target	Maximum	or Units	and Option Awards
Name	Grant Date	($)	($)	($)	(#)(2)	($)(3)

Kenneth L. Keymer		250,000	500,000	650,000
	3/30/06				13,600	182,920

H. Melville Hope, III		70,125	140,250	182,325
	3/30/06				3,060	41,157

Harold M. Cohen		55,000	110,000	143,000
	3/30/06				2,890	38,871

Robert Calderin		63,208	126,415	164,340
	3/30/06				2,720	36,584

James W. Lyons		47,736	95,472	124,114
	3/30/06				2,720	36,584

(1)	The amounts shown in the “Threshold” column reflect the minimum payment level under the 2006 Bonus Plan which is 50% of the “Target” amount shown, which amounts would be payable if the 2006 Bonus Plan funding requirements were satisfied. The amount shown in the “Maximum” column is 130% of the “Target” amount. Actual amounts earned by our named executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Reflects the number of restricted stock shares granted pursuant to the 2002 Stock Incentive Plan. The restricted stock vests one year after its grant date.

(3)	Amounts in this column are calculated utilizing SFAS 123(R).

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

The following table includes information regarding the value of all unexercised options and restricted stock awards held by the named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
	Number	Number of						Market Value of
	of	Securities				Number of		Shares or Units of
	Securities	Underlying				Shares or Units		Stock That Have Not
	Underlying	Unexercised Options		Option Exercise		of Stock That		Vested
	Unexercised Options	(#)		Price	Option Expiration	Have Not Vested		(17)
Name	(#) Exercisable	Unexercisable		($)	Date	(#)		($)

Kenneth L. Keymer	96,225	96,225	(1)	11.17	6/17/11
						30,000	(2)	530,100
	12,500	37,500	(3)	13.26	9/1/12
						13,600	(4)	240,312

H. Melville Hope, III	14,434	14,434	(5)	10.65	2/6/11
	9,623	9,623	(6)	11.95	4/1/11
						8,000	(7)	141,360
						3,060	(8)	54,070

Harold M. Cohen	15,396			14.55	1/24/09
	7,217	14,434	(9)	10.65	2/16/11
	4,811	9,623	(10)	11.95	4/1/11
						7,333	(11)	129,574
						2,890	(12)	51,066

Robert Calderin						6,666	(13)	117,788
						2,720	(14)	48,062

James W. Lyons						6,666	(15)	117,788
						2,720	(16)	48,062

(1)	The remaining stock options under this grant vested in the amount of 48,112 on January 1, 2007 and will vest with respect to 48,113 shares on January 1, 2008.

(2)	Restricted stock shares vest in the amount of 15,000 on January 26, 2007 and 15,000 on January 26, 2008.

(3)	The remaining stock options under this grant vest in the amount of 12,500 on September 1, 2007, 12,500 on September 1, 2008, and 12,500 on September 1, 2009.

(4)	Restricted stock shares vest in the amount of 13,600 on January 26, 2007.

(5)	The remaining stock options under this grant vest in the amount of 7,217 on February 6, 2007 and 7,217 on February 6, 2008.

(6)	The remaining stock options under this grant vest in the amount of 4,811 on April 1, 2007, and 4,812 on April 1, 2008.

(7)	Restricted stock shares vest in the amount of 4,000 on January 26, 2007 and 4,000 on January 26, 2008.

(8)	Restricted stock shares vest in the amount of 3,060 on January 26, 2007.

(9)	The remaining stock options under this grant vest 7,217 on February 6, 2007 and 7,217 on February 6, 2008.

(10)	The remaining stock options under this grant vest 4,811 on April 1, 2007 and 4,812 on April 1, 2008.

(11)	Restricted stock shares vest in the amount of 3,666 on January 26, 2007 and 3,667 on January 26, 2008.

(12)	Restricted stock shares vest in the amount of 2,890 on January 26, 2007.

(13)	Restricted stock shares vest in the amount of 3,333 on January 26, 2007 and 3,333 on January 26, 2008.

(14)	Restricted stock shares vest in the amount of 2,720 on January 26, 2007.

(15)	Restricted stock shares vest in the amount of 3,333 on January 26, 2007 and 3,333 on January 26, 2008.

(16)	Restricted stock shares vest in the amount of 2,720 on January 26, 2007.

(17)	The figures in this column were calculated using the closing price of the Company’s stock on the last business day of the fiscal year in the amount of $17.67 multiplied by the number of restricted stock shares that were not vested on December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

The following table includes information regarding restricted stock that vested during 2006 for the named executive officers. No stock options were exercised by the named executive officers in 2006.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)(1)	($)(2)

Kenneth L. Keymer	15,000	252,750
H. Melville Hope, III	4,000	67,400
Harold M. Cohen	3,667	61,789
Robert Calderin	3,334	56,178
James W. Lyons	3,334	56,178

(1)	Restricted stock awards vested on January 26, 2006.

(2)	The closing market price of common stock on the date of vesting was $16.85 per share.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Compensation Committee believes that companies should provide reasonable severance benefits to employees, and that it is necessary to provide these benefits in order to retain our management. With respect to senior management, these severance benefits are intended to reflect the fact that it may be difficult for employees at the senior level to find comparable employment within a short period of time.

As of the end of our fiscal year 2006, we had employment agreements with our CEO, CFO and general counsel that provide for defined severance benefits upon the occurrence of certain employment termination events (including death, disability, termination without cause and termination as a result of a change of control which is discussed further under “Change in Control” below). Where the termination is without “cause,” these employment agreements provide for benefits equal to (a) two years of base salary and targeted bonus and a pro rata portion of the target bonus in the year of termination in the case of our chief executive officer, and (b) one year of base salary and targeted bonus in the cases of our chief financial officer and general counsel. In the case of our CEO, we also reimburse COBRA premiums paid by the CEO for himself or his dependents for up to eighteen months of COBRA coverage to the extent not otherwise provided by any successor employer, and we accelerate any unvested rights under any equity grants upon the delivery of a general release in favor of us. In the case of our CFO and general counsel, we do not reimburse for COBRA premiums but we will accelerate any unvested rights under any equity grants. The benefits described above are conditioned upon the delivery of a general release in favor of us. In addition, these employment agreements provide that the terminated employee is entitled to receive any benefits that the employee otherwise would have been entitled to receive under our 401(k) plan.

Where the termination is for “cause” or voluntary on the part of any member of senior management, our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants.

For other members of management, including our two executive officers who did not have employment agreements at fiscal year end 2006 (Messrs. Calderin and Lyons), our severance policy is to provide six months base salary in the event that the executive’s job is eliminated, together with outplacement services for a period of six months. The Company has entered into employment agreements with Messrs. Calderin and Lyons subsequent to the end of our fiscal year 2006. The terms of those employment agreements are more particularly described in Item 9B of the Company’s 2006 Annual Report on Form 10-K.

For our executives with employment agreements, “cause” will be deemed to exist where the individual commits fraud or is convicted of a crime involving moral turpitude, has been guilty of gross neglect or gross misconduct resulting in harm to us, failed to materially comply with our policies or shall have refused to follow or comply with the directives of the Board of Directors, breached a covenant not to disclose proprietary or confidential information, non-disparagement, or non-solicitation, or otherwise materially breaches the terms of the employment agreement with us.

For purposes of these benefits, a change in control is deemed to occur, in general, if there is dissolution or liquidation of the Company, or reorganization, merger or consolidation of the Company which results in new owners of over 50% of the outstanding shares of the Company, or a disposition of all or substantially all of the Company’s assets.

Upon Mr. Keymer’s resignation on March 30, 2007, there was no severance paid by the Company and there was no accelerated vesting of unvested stock option or restricted stock awards. Mr. Keymer received a prorated amount of his annual base salary through March 30, 2007, in the amount of $134,615. Mr. Keymer was not eligible to receive any portion of his 2007 annual bonus opportunity. Mr. Keymer received the amount of $7,219 for accrued, but unused vacation pay. In accordance with the specific terms of his stock option award grants, Mr. Keymer may exercise his vested stock options within 90 days of the date of the termination of his employment.

The following tables reflect the amounts that would be payable to each of the named executive officers, other than Mr. Keymer, in the event of a change in control and certain subsequent termination events triggering payments, for cause termination, involuntary not-for-cause termination, and in the event of death or disability. The amounts shown assume that such termination, death or disability was effective as of December 31, 2006. The closing stock price on December 29, 2006 was $17.67.

H. MELVILLE HOPE, III

		Termination
	Change in	Without
	Control	Cause	Death (5)	Disability (5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	255,000	255,000	—	—
Short Term Incentives(2)	140,250	140,250	$140,250	$140,250
Stock Options
Unvested and accelerated(3)	156,371	156,371	—	—
Stock Awards
Unvested and accelerated(3)	195,430	195,430	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Mr. Hope’s compensation is as follows on the date of termination or change in control: base salary equal to $255,000 and annual non-equity incentive target equal to $140,250.

(2)	Assumes Mr. Hope’s severance benefit triggered upon a change in control meeting his employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 1 x base salary and 1 x annual non-equity incentive target.

(3)	Assumes Mr. Hope’s unvested stock options and restricted stock shares would accelerate and vest upon a change in control or upon a termination without cause.

(4)	Upon a termination without cause, the Company would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Hope’s death or disability occurred on December 31, 2006. In such event, Mr. Hope or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

HAROLD M. COHEN

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	220,000	220,000	—	—
Short Term Incentives(2)	110,000	110,000	110,000	110,000
Stock Options
Unvested and accelerated(3)	156,371	156,371
Stock Awards
Unvested and accelerated(3)	180,640	180,640
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Mr. Cohen’s compensation is as follows on the date of termination or change in control: base salary equal to $220,000 and annual non-equity incentive target equal to $110,000.

(2)	Assumes Mr. Cohen’s severance benefit triggered upon a change in control meeting his employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 1 x base salary and 1 x annual non-equity incentive target.

(3)	Assumes Mr. Cohen’s unvested stock options and restricted stock shares would accelerate and vest upon a change in control or upon a termination without cause.

(4)	Upon a termination without cause, the Company would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Cohen’s death or disability occurred on December 31, 2006. In such event, Mr. Cohen or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

ROBERT CALDERIN

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)		140,462
Short Term Incentives(2)			126,415	126,415
Stock Awards
Unvested and accelerated(3)	165,850
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Mr. Calderin’s compensation is as follows on the date of termination or change in control: base salary equal to $280,923 and annual non-equity incentive target equal to $126,225.

(2)	Assumes Mr. Calderin’s unvested restricted stock shares would accelerate and vest upon a change in control.

(3)	Assumes that upon a termination without cause, Mr. Calderin’s severance benefit equal to 6 months of base salary plus the Company would provide outplacement services for a period of 6 months.

(4)	Assumes Mr. Calderin’s death or disability occurred on December 31, 2006. In such event, Mr. Calderin or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

JAMES W. LYONS

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)		119,340
Short Term Incentives(2)			95,472	95,472
Stock Awards
Unvested and accelerated(3)	165,850
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Mr. Lyons’ compensation is as follows on the date of termination or change in control: base salary equal to $238,680 and annual non-equity incentive target equal to $95,472.

(2)	Assumes Mr. Lyons’ unvested restricted stock shares would accelerate and vest upon a change in control.

(3)	Assumes that upon a termination without cause, Mr. Lyons’ severance benefit is equal to 6 months of base salary plus the Company would provide outplacement services for a period of 6 months.

(4)	Assumes Mr. Lyons’ death or disability occurred on December 31, 2006. In such an event, Mr. Lyons or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

DIRECTOR COMPENSATION FOR 2006

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the experience and skills of the Board member.

Upon election to the Board at the Company’s annual meeting of shareholders, members of the Board who are not employees of the Company receive an annual cash retainer of $45,000. The Director who serves as chair of the Audit Committee receives $10,000 annually in addition to the annual cash retainer. The Directors who serve as chairs of the Corporate Governance and Nominating Committee and People Services (Compensation) Committee each receive $5,000 annually in addition to the annual cash retainer. Additionally, all members of the Board of Directors receive an annual grant of restricted stock units of the Company’s common stock equal in value to the amount of $50,000 as of the date of the grant.

The following table includes information regarding the compensation paid to our non-employee Directors and one employee Director (Frank J. Belatti) for 2006.

				Non-Equity
	Fees Earned or	Stock	Option	Incentive Plan	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)

Victor Arias, Jr.	57,500	34,420	35,445	0	0	127,365
Cheryl A. Bachelder	22,500	9,124	0	0	0	31,624
Frank J. Belatti	150,000	34,420	107,954	0	2,688,615	2,980,989
Carolyn Hogan Byrd	68,500	34,420	35,445	0	0	138,365
John M. Cranor, III	22,500	9,124	0	0	0	31,624
John F. Hoffner	36,000	25,815	0	0	0	61,815
R. William Ide, III	65,500	34,420	35,445	0	0	135,365
Kelvin J. Pennington	58,500	34,420	35,445	0	0	128,365
John M. Roth	45,000	34,420	0	0	0	79,420

(1)	The amounts shown in this column include cash payments for attendance at Board and committee meetings, annual cash retainers, and committee chairmanship fees for non-employee directors. For Mr. Belatti, the amount of $150,000 is the base salary received under the terms of his employment agreement.

(2)	The amounts shown in this column reflect a portion of the fair value of restricted stock unit awards made in 2006 representing earned compensation for the fiscal year ended December 31, 2006 as reflected in our financial statements utilizing SFAS 123(R).

(3)	The amounts shown in this column reflect a portion of the fair value of stock option awards from prior years representing earned compensation for the Company’s fiscal year ended December 31, 2006 as reflected in our financial statements utilizing SFAS 123(R).

(4)	Mr. Belatti received certain payments in 2006 pursuant to the terms of his previous employment agreement as CEO. Mr. Belatti received the amount of $2,609,531 for severance and other payments due upon the termination of his previous employment agreement. Mr. Belatti also received compensation in the amount of $50,000 for reimbursement of office and support services, $9,748 for certain life insurance policy premiums paid by the Company, $8,232 for the premium paid on an executive disability insurance policy, $9,076 for the Company’s contributions to group health and welfare plans, including medical, dental, life and disability, and $2,028 for health club dues paid on Mr. Belatti’s behalf.

REPORT OF THE COMPENSATION COMMITTEE

The People Services (Compensation) Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in the 2007 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

The People Services (Compensation) Committee

Victor Arias, Jr.
Kelvin J. Pennington
John M. Roth
Cheryl A. Bachelder
John M. Cranor, III
Carolyn Hogan Byrd

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006.

	Number of Securities	Weighted-average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available for
	Exercise of	Outstanding	Future Issuance Under
	Outstanding Options,	Options, Warrants	Equity Compensation
Plan Category	Warrants and Rights	and Rights(1)	Plans

Equity compensation plans approved by security holders:
1996 Nonqualified Stock Option Plan	207,874	$12.38	0
1996 Nonqualified Performance Stock Option Plan — Executive	83,227	$6.04	0
2002 Incentive Stock Plan	506,055	$11.50	0
2006 Incentive Stock Plan	0	N/A	3,273,456
Equity compensation plans not approved by security holders:	0	N/A	0
Total	797,156	$11.16	3,273,456

(1)	During 2005, in connection with the declaration of a special cash dividend, our board of directors approved adjustments to outstanding options under our employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the value of the options after the special cash dividend. We did not recognize a change as a result of the modifications because the intrinsic value of the awards and the ratio of the exercise price to the market value per share for each award did not change.

SHAREHOLDER PROPOSAL

(Item 2 on the proxy card)

The shareholder proposal, which follows, is a verbatim submission by People for the Ethical Treatment of Animals (PETA) of 501 Front St., Norfolk, VA 23510 (who has notified the Company that it owns 220 shares of the Company’s common stock), for consideration by shareholders of the Company. All statements therein are the sole responsibility of PETA.

Report on Controlled-Atmosphere Killing

RESOLVED, to advance AFC Enterprises’ (AFC) interests and the welfare of the animals supplied to its restaurants, shareholders request that the Board of Directors issue a report to shareholders by November 2007 making transparent the progress made toward encouraging its suppliers to evaluate controlled-atmosphere killing (the least cruel form of poultry slaughter available). This progress report should be prepared at a reasonable cost and should omit proprietary information.

Supporting Statement

Every chicken sold at AFC’s restaurants is killed using the electric immobilization process, which involves dumping and shackling live birds, shocking them in an electrified water bath, slitting their throats, and defeathering them in tanks of scalding-hot water. Electric immobilization lowers product quality and is cruel:

•	Birds suffer broken bones, bruising, and hemorrhaging when they are dumped and shackled, which lowers meat quality.

•	Birds flap about, and many miss the stun baths entirely; those who are shocked are merely immobilized and still feel pain afterward. Many birds also miss the killing blades. This means that live birds enter the scalding tanks, which decreases yield because these birds are condemned. It also increases contamination (live birds defecate in tanks). According to the U.S. Department of Agriculture (USDA) Food Safety and Inspection Service, “[P]oultry products are more likely to be adulterated if they are produced from birds [who] have not been treated humanely” (70 Fed. Reg. 56624).

•	Workers handle live birds at every stage. Consequently, abuse has been documented at the plants of America’s top poultry suppliers — including one where workers were found stomping on live birds, spitting tobacco in their eyes, and spray-painting their faces.

CAK is USDA-approved and improves product quality, yield, and animal welfare:

•	With CAK, birds are placed in chambers while they are still in their transport crates, where their oxygen is replaced with inert gases (i.e., argon and nitrogen), efficiently and gently putting them “to sleep.”

•	CAK improves product quality by lowering rates of broken bones, bruising and contamination; increases shelf life by slowing down the decaying process; eliminates the possibility that conscious birds will be scalded to death (which would decrease contamination and increase yield); and eliminates the possibility of workers abusing the animals, since birds are dead before being handled.

•	Every published review of CAK — including one conducted by McDonald’s — concludes that it is superior to electric immobilization with regard to animal welfare, as does Dr. Temple Grandin, a well-respected meat-industry advisor and animal welfare scientist.

Although CAK improves product quality and the treatment of animals — and is a matter of significant social and public policy — AFC has not shown shareholders or the public any progress toward pursuing it. This puts AFC behind some of its competitors, including McDonald’s, Denny’s and CKE Restaurants (owner of Hardee’s and Carl’s Jr.), which have all shown concrete movement toward CAK. Clearly, it is in the company’s best interests that shareholders vote for this resolution.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

Our Company is committed to the humane treatment of chickens provided to the restaurants of our Popeyes Chicken & Biscuits system, and we require our suppliers to abide by strict animal welfare guidelines. We continually monitor our suppliers to ensure this practice.

The Company is not directly involved in the raising, transportation or slaughter of chickens. The Company’s role is to work closely with our direct suppliers of chicken. In that regard, we only utilize chicken suppliers that meet or exceed industry guidelines to ensure the ethical treatment of animals. We continue to work with the Food Marketing Institute (FMI) and National Council of Chain Restaurants (NCCR) in their ongoing review of these guidelines. We will continue to follow industry guidelines set by our national trade association. Further, the Company requests that our poultry suppliers undergo Animal Welfare Audit Program (AWAP) audits. We care about our customers’ concerns and will continue to be a leader in our industry’s response to these concerns.

We are in close contact with our chicken suppliers who are actively reviewing and evaluating new technologies and methods of poultry production, including Controlled Atmosphere Killing (CAK). The evaluations consider a number of factors, including: animal welfare, scientific research and studies, production methods used commercially and internationally, food safety, product quality, environmental factors, expected costs and potential benefits. The Company will continue to monitor emerging technologies related to improving animal welfare, including CAK. As of this date, however, there is very limited domestic use of CAK technology and even more limited studies and evaluations as to whether CAK is a better and more humane method than conventional methods of poultry production.

The Company believes that the proposed animal welfare report is unnecessary and would not result in any additional benefit to shareholders. The proposed report would be costly and time-intensive, and is duplicative of existing policies, initiatives and efforts.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

General
_ _

Compensation Committee Interlocks and Insider Participation

For fiscal 2006, the People Services (Compensation) Committee established the compensation for all our executive officers. No member of the People Services (Compensation) Committee was an officer or employee of AFC or any of its subsidiaries during fiscal 2006 or any prior year. None of our executive officers currently serve on the compensation committee or board of directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.

For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

Related Party Transactions

In accordance with our Corporate Governance and Nominating Committee charter, our Corporate Governance and Nominating Committee is responsible for assisting the Board with its responsibilities for oversight of the Company’s Honor Code, which includes policies relating to conflicts of interest. Although we have not entered into any such transactions that meet the requirements for disclosure in this proxy statement, if there were to be such a transaction, it would need to be approved by our Corporate Governance and Nominating Committee and the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during 2006, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements.

Shareholder Proposals

To be considered for inclusion in the proxy statement for our 2008 Annual Meeting, shareholder proposals, including the nomination of a director, must be submitted in writing by December 19, 2007. The persons appointed by our board as proxy holders for the 2008 Annual Meeting will have the right to exercise discretionary voting authority on any shareholder proposal that is not included in the proxy statement for the 2008 Annual Meeting, but is instead sought to be presented directly at the 2008 Annual Meeting, if:

(1)	we receive notice of the proposal before the close of business on March 3, 2008 and advise shareholders in the proxy statement for that meeting about the nature of the matter and how the proxy holders intend to vote on such matter, and the proponent of the proposal does not issue its own proxy statement; or

(2)	we do not receive notice of the proposal prior to the close of business on March 18, 2008.

All written proposals should be submitted to AFC Enterprises, Inc., Attention: Corporate Secretary, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

Shareholder Communications with our Board of Directors

Our board of directors has adopted a formal process by which shareholders may communicate with our board. Shareholders who wish to communicate with our board of directors may do so by sending written communications addressed to the Office of General Counsel of AFC Enterprises, Inc., Attention: Board of Directors,

General

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of this Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (not including documents incorporated by reference), are available without charge to shareholders upon written request to AFC Enterprises, Inc., Attention: Investor Relations, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342, by calling (404) 459-4450 or are on our website at www.afce.com.

c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348
VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.
Vote by Telephone
Call Toll-Free using a
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cast your vote:
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Vote by Mail
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in the postage-paid
envelope provided
Vote 24 hours a day, 7 days a week!
If you vote by telephone or over the Internet, do not mail your proxy card.
Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AFC ENTERPRISES, INC.
The undersigned hereby appoints H. Melville Hope, III and Harold M. Cohen, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of AFC Enterprises, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2007 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at the Hilton Garden Inn Atlanta Perimeter in Atlanta, Georgia, on Thursday, May 24, 2007 at 9:00 a.m., local time, or any adjournment thereof. This proxy, if properly executed and delivered, will revoke all prior proxies.

Dated:                                                                  , 2007

Signature

Signature
Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE
ACCOMPANYING ENVELOPE.

2007 Annual Shareholders Meeting
Admission Card
You should bring this Admission Card to the Annual Meeting to be admitted.
Only the shareholder whose name appears on this card will be admitted.
Due to space limitation, admission to the meeting will be on a first-come, first-served basis.
Registration will begin at 8:00 A.M.
Thursday, May 24, 2007, 9:00A.M. Local Time
Hilton Garden Inn Atlanta Perimeter
Atlanta, Georgia
If you plan to attend the Annual Meeting, detach here and bring your Admission Card to the Meeting.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card
Proxy card must be signed and dated on the reverse side.
Please fold and detach card at perforation before mailing.

AFC ENTERPRISES, INC.	PROXY
The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the board of directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the board of directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
1.   Election of Directors.

(1)	Victor Arias, Jr.	(2)	Cheryl A. Bachelder	(3)	Frank J. Belatti

(4)	Carolyn Hogan Byrd	(5)	John M. Cranor, III	(6)	John F. Hoffner

(7)	R. William Ide, III	(8)	Kelvin J. Pennington

☐ FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above
(INSTRUCTIONS: To withhold authority to vote for any individual nominee write the nominee’s name on the space provided below.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.
2.    To act upon a shareholder proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.   To transact other business properly coming before the meeting or any adjournment thereof.
(Continued and to be dated and signed on reverse side)